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                                                                    EXHIBIT 23.1


                             [EIDE BAILLY LLP LOGO]


                        Independent Accountants' Consent



The Board of Directors and Stockholders
First Interstate BancSystem, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-76825) of our report dated June 19, 2002 relating to the statement of net assets available for benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as of December 31, 2001 and the related statement of changes in net assets available for benefits and the supplemental schedule of assets held for investment purposes at year end for the year ended December 31, 2001, which report appears in the December 31, 2001 report on Form 11-K of First Interstate BancSystem, Inc.


/s/ Eide Bailly LLP



Billings, Montana
June 21, 2002